As filed with the Securities and Exchange Commission on February 28, 2025
Registration Statement No. 333-263224
Registration Statement No. 333-232178

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-263224
FORM S-8 REGISTRATION STATEMENT NO. 333-232178
UNDER THE SECURITIES ACT OF 1933

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-2116508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1351 Holiday Square Blvd.
Covington, Louisiana 70433
(Address, including zip code, of registrant’s principal executive offices)

Globalstar, Inc.
Amended and Restated Employee Stock Purchase Plan
(Full title of the plan)

Rebecca S. Clary
Chief Financial Officer
1351 Holiday Square Blvd.
Covington, Louisiana 70433
(985) 335-1500
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Kelly C. Simoneaux
Alexandra C. Layfield
Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana 70170-5100
(504) 582-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Globalstar, Inc. (the “Registrant”) is being filed pursuant to Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”), solely to adjust the amount of undistributed shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), registered under the below listed Prior Registration Statements for offer and sale pursuant to the Registrant’s Amended and Restated Employee Stock Purchase Plan (the “Plan”).
1.Registration Statement on Form S-8, File No. 333-263224, filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2022, registering the offer and sale of 4,989,078 shares of Common Stock, issuable pursuant to the Plan (the “2022 Form S-8”); and
2.Registration Statement on Form S-8, File No. 333-232178, filed with the Commission on June 18, 2019, registering the offer and sale of 8,010,922 shares of Common Stock issuable pursuant to the Plan (the “2019 Form S-8”).
Effective following the close of trading on February 10, 2025, the Registrant voluntarily withdrew the listing of its Common Stock from the NYSE American. The Registrant filed a Certificate of Amendment to its Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which became effective as of 5:30 PM ET on February 10, 2025, to, among other things, (i) effect a reverse stock split at a ratio of 1 to 15 shares of Common Stock and (ii) reduce the number of authorized shares of Common Stock that the Registrant may issue from 2,150,000,000 shares to 143,333,334 shares of Common Stock. Effective on February 11, 2025, the Registrant’s Common Stock began trading on a post-split basis under the symbol “GSAT” on The Nasdaq Stock Market LLC.
No fractional shares were issued as a result of the reverse stock split and it did not impact the par value of the Registrant’s Common Stock. Any fractional shares that would otherwise have resulted from the reverse stock split were rounded up to the next whole share, except that any fractional shares resulting from the reverse stock split for any securities related to the Registrant’s 2006 Equity Incentive Plan were rounded down to the next whole share.
As a result of the above-described reverse stock split and this Post-Effective Amendment, pursuant to Rule 416(b) under the Securities Act, the number of undistributed shares covered by the Prior Registration Statements are hereby proportionately reduced to reflect the reverse stock split, specifically as set forth below for each of the Prior Registration Statements.
•The number of undistributed shares covered by the 2022 Form S-8 was 4,989,078 shares of Common Stock, issuable pursuant to the Plan, is reduced to reflect the impact of the reverse stock split by this Post-Effective Amendment to 332,606 shares of Common Stock, issuable pursuant to the Plan; and
•The number of undistributed shares covered by the 2019 Form S-8 was 971,384 shares of Common Stock, issuable pursuant to the Plan, is reduced to reflect the impact of the reverse stock split by this Post-Effective Amendment to 64,759 shares of Common Stock, issuable pursuant to the Plan.
All filing fees payable in connection with the registration of the shares of the Common Stock covered by this Post-Effective Amendment to the Prior Registration Statements were paid by the Registrant at the time of the initial filings of the Prior Registration Statements. No additional securities are being registered under this Post-Effective Amendment.
Except to the extent specified herein, the Prior Registration Statements, as originally filed, are not amended or otherwise affected by this Post-Effective Amendment.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference:
(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 28, 2025;
(b)    The Registrant’s Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any such form), filed January 21, 2025 and February 7, 2025; and
(c)    The description of the Registrant’s Common Stock contained in its Form 8-A filed with the Commission on February 10, 2025, as updated by Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
In addition, all documents, reports and definitive proxy or information statements filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all unsold securities shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Post-Effective Amendment and the Prior Registration Statements and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, and except as otherwise provided in the relevant filing with the Commission, the Registrant is not incorporating by reference any documents, portions of documents or information deemed to have been “furnished” and not “filed” in accordance with Commission rules.
Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment and the Prior Registration Statements.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), the Registrant’s Certificate of Incorporation, as amended, provides that its directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under laws of the State of Delaware as in effect at the time such liability is determined.
In addition, Section 145 of the DGCL, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of the

Registrant’s directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Registrant’s certificate of incorporation provides for mandatory indemnification rights, to the fullest extent permitted by applicable law, to any director or officer who (because of the fact that he or she is or was the Registrant’s director or officer) is involved in a legal proceeding of any nature.
The indemnification provisions in the Registrant’s certificate of incorporation may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.
The Registrant has also purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against losses arising from claims by reason of their legal liability for acts as such officers or directors, subject to limitations and conditions as set forth in the policy.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Jones Walker LLP (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Jones Walker LLP (included in Exhibit 5.1 filed herewith).

24.1	Powers of Attorney (included on signature page hereto).

99.1	Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement filed on April 16, 2019).
Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Prior Registration Statements and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, State of Louisiana, on February 28, 2025.

GLOBALSTAR, INC.

By:	/s/ Rebecca S. Clary
Rebecca S. Clary
Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Paul E. Jacobs and Rebecca S. Clary, and any successor or successors to such office or offices held by each of them, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Prior Registration Statements, each as amended by this Post-Effective Amendment, and Prior Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
S-1

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on February 28, 2025.

Signature	Title

/s/ Dr. Paul E. Jacobs	Chief Executive Officer and Director (Principal Executive Officer)
Dr. Paul E. Jacobs

/s/ Rebecca S. Clary	Chief Financial Officer (Principal Financial and Accounting Officer)
Rebecca S. Clary

/s/ James Monroe III	Director
James Monroe III

/s/ William A. Hasler	Director
William A. Hasler

/s/ James F. Lynch	Director
James F. Lynch

/s/ Keith O. Cowan	Director
Keith O. Cowan

/s/ Benjamin G. Wolff	Director
Benjamin G. Wolff

/s/ Timothy E. Taylor	Director
Timothy E. Taylor
S-2